Exhibit 99.1

Golden Enterprises, Inc. Releases Earnings and Declares Quarterly Dividend

    BIRMINGHAM, Ala.--(BUSINESS WIRE)--April 7, 2005--Golden Enterprises, Inc.'s (NASDAQ:GLDC) Board of Directors today declared a quarterly dividend of $.03125 per share payable April 27, 2005 to stockholders of record on April 18, 2005.
    Golden Enterprises, Inc.'s basic and diluted (loss) per share for the fourteen weeks ended March 4, 2005 were ($.04) compared to ($.05) for the thirteen weeks ended February 27, 2004 (restated) on net sales of $27,012,648 versus $24,102,358, an increase of 12%. This year's third quarter included fourteen weeks of snack food sales and costs compared to the normal thirteen weeks last year. Without the extra week, net sales would have been up 4%.
    On February 21, 2005, Winn Dixie Stores, Inc. and 23 of its subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code. The bad debt expense related to these filings that the Company recognized, net of tax, for this customer is approximately $489,000 (.04 per share) for the period ended March 4, 2005.
    For the forty weeks ended March 4, 2005, basic and diluted (loss) per share were ($.02) compared to ($.03) for the thirty-nine weeks ended February 27, 2004 (restated), and total net sales were $76,630,834 this year compared to $71,980,117 last year, an increase of 6%.
    The following is a summary of net sales and income information for the fourteen and forty weeks ended March 4, 2005 and the thirteen weeks and thirty-nine weeks ended February 27, 2004.


                                 Restated                  Restated
                     Fourteen    Thirteen      Forty      Thirty-Nine
                   Weeks Ended  Weeks Ended  Weeks Ended  Weeks Ended
                     March 4,   February 27,   March 4,   February 27,
                      2005         2004         2005         2004
                   ------------ ------------ ------------ ------------
Net Sales          $27,012,648  $24,102,358  $76,630,834  $71,980,117

(Loss) before
 income taxes         (695,828)    (975,532)    (416,643)    (613,706)
Income taxes          (251,869)    (369,504)    (153,646)    (243,349)
                   ------------ ------------ ------------ ------------

Net (Loss)           $(443,959)   $(606,028)   $(262,997)   $(370,357)
                   ============ ============ ============ ============

Basic and diluted
 (Loss) per share       $(0.04)      $(0.05)     $ (0.02)      $(0.03)
                   ============ ============ ============ ============

Basic  and diluted
 weighted shares
 outstanding        11,844,468   11,883,305   11,850,023   11,883,305
                   ============ ============ ============ ============


    This News Release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those forward-looking statements. Factors that may cause actual results to differ materially include price competition, industry consolidation, raw material costs and effectiveness of sales and marketing activities, as described in the Company's filings with the Securities and Exchange Commission.

    CONTACT: Golden Enterprises, Inc., Birmingham
             Patty Townsend, 205-458-7132